UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional materials

☐	Soliciting Material Pursuant To Rule 14a-11(c) or Rule 14a-12

EDISON INTERNATIONAL

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

The following email was sent to all Edison International Employees on March 21, 2012:

Subject:  Edison International Proxy Materials

To:  Edison International Employees

On Friday I sent you an email to advise you that proxy materials for the 2012 annual meeting of shareholders are available on our website at www.edison.com/annualmeeting.  I also provided information regarding the Notice most shareholders will receive in the mail with instructions on how to access the proxy materials and vote your shares.

Shareholders began to receive their Notices in the mail on Monday.  Below is an example of what the envelope looks like if you are a registered shareholder or hold shares through the Edison 401(k) Savings Plan.  “Edison International” is displayed in the envelope window and the word “Vote” appears prominently.

Shareholders who hold their shares through a broker will receive a Notice with a similar envelope, but the broker’s name will appear in the window in place of the Edison International name.  Please make sure to open the envelope and vote your shares.

The Notice contains the control numbers you need to vote your shares.  If you receive more than one Notice, it means that your shares are held in more than one account.  Use the control numbers provided on each Notice to ensure that all of your shares are voted.

Barbara E. Mathews
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary